                                                                   EXHIBIT 3.1.2

================================================================================


                   ________________________________________

                           PETERSEN HOLDINGS, L.L.C.

                      A Delaware Limited Liability Company

                   ________________________________________

                      LIMITED LIABILITY COMPANY AGREEMENT


                         Dated as of September 30, 1996



THE MEMBERSHIP INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.


================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                                            Page
ARTICLE I
     DEFINITIONS..........................................................................     1
     1.1    Definitions...................................................................     1
     1.2    Construction..................................................................     7
     1.3    Including.....................................................................     7

ARTICLE II
     ORGANIZATION.........................................................................     7
     2.1    Formation.....................................................................     7
     2.2    Name..........................................................................     8
     2.3    Registered Office; Registered Agent; Principal Office; Other Offices..........     8

     2.4    Purposes......................................................................     8
     2.5    Powers of the Company.........................................................     8
     2.6    Foreign Qualification.........................................................    10
     2.7    Term..........................................................................    10
     2.8    No State-Law Partnership......................................................    10

ARTICLE III
     MEMBERSHIP; CAPITAL CONTRIBUTIONS; ADDITIONAL INTERESTS..............................    11
     3.1    Members.......................................................................    11
     3.2    No Liability of Members.......................................................    12
     3.3    Initial Capital Contributions.................................................    12
     3.4    Issuance of Additional Interests; Additional Members..........................    12
     3.5    Certification of Units........................................................    13
     3.6    Termination of Class B Common Units and Class C Common Units..................    13


ARTICLE IV
     CAPITAL ACCOUNTS.....................................................................    13
     4.1    Establishment and Determination of Capital Accounts...........................    13
     4.2    Computation of Amounts........................................................    13
     4.3    Negative Capital Accounts.....................................................    14
     4.4    Company Capital...............................................................    14

ARTICLE V
     DISTRIBUTIONS; ALLOCATIONS OF PROFITS AND LOSSES.....................................    14
     5.1    Generally.....................................................................    14
     5.2    Distributions.................................................................    15
     5.3    Allocation of Profits and Losses..............................................    15

     5.4    Regulatory and Special Allocations............................................    16
     5.5    Tax Distributions.............................................................    17
     5.6    Tax Allocations: Code Section 704(c)..........................................    18
     5.7    Securityholders Agreement Provision...........................................    19

ARTICLE VI
     MANAGEMENT...........................................................................    19
     6.1    The Managing Member; Delegation of Authority and Duties.......................    19
     6.2    Officers......................................................................    20

ARTICLE VII
     EXCULPATION AND INDEMNIFICATION......................................................    21
     7.1    Performance of Duties; No Liability of Member and Officers....................    21
     7.2    Competing Activities..........................................................    22
     7.3    Transactions Between the Company and the Members..............................    22
     7.4    Right to Indemnification......................................................    22
     7.5    Advance Payment...............................................................    23
     7.6    Indemnification of Employees and Agents.......................................    23
     7.7    Appearance as a Witness.......................................................    23
     7.8    Nonexclusivity of Rights......................................................    23
     7.9    Insurance.....................................................................    24
     7.10   Savings Clause................................................................    24

ARTICLE VIII
     TAXES................................................................................    24
     8.1    Tax Returns...................................................................    24
     8.2    Tax Matters Partner...........................................................    24

ARTICLE IX
     BOOKS, REPORTS AND COMPANY FUNDS.....................................................    24
     9.1    Maintenance of Books..........................................................    24
     9.2    Member Tax Information........................................................    25
     9.3    Company Funds.................................................................    25

ARTICLE X
     TRANSFERS AND OTHER EVENTS...........................................................    25
     10.1   Assignment by Members.........................................................    25
     10.2   Void Assignment...............................................................    25
     10.3   Substituted Member............................................................    25
     10.4   Effect of Assignment..........................................................    26
     10.5   Legend........................................................................    26
     10.6   Transfer Fees and Expenses....................................................    27
     10.7   Other Limitations.............................................................    27

     10.8   Effective Date................................................................    27
     10.9   Effect of Incapacity..........................................................    27

ARTICLE XI
     DISSOLUTION, LIQUIDATION AND TERMINATION.............................................    27
     11.1   Dissolution...................................................................    27
     11.2   Liquidation and Termination...................................................    28
     11.3   Cancellation of Certificate...................................................    28

ARTICLE XII
     GENERAL/MISCELLANEOUS PROVISIONS.....................................................    29
     12.1   Offset........................................................................    29
     12.2   Notices.......................................................................    29
     12.3   Entire Agreement..............................................................    29
     12.4   Effect of Waiver or Consent...................................................    29
     12.5   Amendment or Modification.....................................................    29
     12.6   Binding Effect................................................................    30
     12.7   Governing Law; Severability...................................................    30
     12.8   Further Assurances............................................................    30
     12.9   Waiver of Certain Rights......................................................    30
     12.10  Indemnification and Reimbursement for Payments on Behalf of a Member..........    30
     12.11  Notice to Members of Provisions...............................................    31
     12.12  Counterparts..................................................................    31
     12.13  Consent to Jurisdiction.......................................................    31
     12.14  Headings......................................................................    32
     12.15  Remedies......................................................................    32
     12.16  Severability..................................................................    32

                      LIMITED LIABILITY COMPANY AGREEMENT
                                      OF
                           PETERSEN HOLDINGS, L.L.C.
                     A DELAWARE LIMITED LIABILITY COMPANY


          THIS LIMITED LIABILITY COMPANY AGREEMENT of Petersen Holdings, L.L.C., dated and effective as of September 30, 1996, is adopted by, and executed and agreed to, for good and valuable consideration, by BrightView Communications Group, Inc., a Delaware corporation ("BrightView"), Petersen Investment Corp., a
                                      ----------
Delaware corporation ("PIC"), Petersen Publishing Company, a California
                       ---
corporation ("PPC") and the Persons listed as investors on Schedule A hereto as
              ---                                          ----------
of the date hereof upon their execution of this Agreement or a counterpart hereto and each other Person who becomes a Member in accordance with the terms of this Agreement.

          WHEREAS, the Members wish to form a limited liability company pursuant to the Act by filing a Certificate of Formation of the Company (the

"Certificate") with the Secretary of State of the State of Delaware and by
 -----------
entering into this Agreement;

          NOW THEREFORE, in consideration of the mutual covenants and agreements herein made and intending to be legally bound, the Members hereby agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

          1.1  DEFINITIONS.  As used in this Agreement, the following terms
                -----------
have the following meanings:

          "30% IRR Executive Percentage" means, at any time, 0.5 times the
           ----------------------------
     quotient obtained by dividing (a) the number of Executive Carry Securities which are Class A Common Units by (b) the total number of Class A Common Units outstanding which are not Executive Carry Securities.

          "30% IRR Investor Percentage" means, at any time, one minus the 30%
           ---------------------------
     IRR Executive Percentage.

          "35% IRR Executive Percentage" means, at any time, the quotient
           ----------------------------
     obtained by dividing (a) the number of Executive Carry Securities which are Class A Common Units by (b) the total number of Class A Common Units outstanding which are not Executive Carry Securities.

          "35% IRR Investor Percentage" means, at any time, one minus the 35%
           ---------------------------
     IRR Executive Percentage.

          "Act" means the Delaware Limited Liability Company Act, Title 6,
           ---
     (S)(S)18-101, et seq., and any successor statute, as amended from time to
                   -- ---
     time.

          "Additional Interests" has the meaning given that term in Section 3.4.
           --------------------                                     -----------

          "Affiliate" of, or a Person "Affiliated" with, a specified Person
           ---------                   ----------
     means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

          "Agreement" means this Limited Liability Company Agreement, as
           ---------
     executed and as it may be amended, modified, supplemented or restated from time to time, as the context requires.

          "Agent" has the meaning given such term in the Credit Agreement.
           -----

          "Book Value" means, with respect to any Company property, the
           ----------
     Company's adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)--(g); provided that the Book Value
                                                   --------
     of each asset of the Company shall be adjusted as of the Closing Date (as such term is defined in the Purchase Agreement) pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) in a manner determined by the Managing Member such that the aggregate Book Value of the Company's assets (net of the Company's liabilities) as of such date is equal to the aggregate initial Capital Account balances of the members (immediately after the Members' actual or deemed Capital Contributions pursuant to

     Section 3.3).
     -----------

          "Capital Account" has the meaning given that term in Section 4.1.
           ---------------                                     -----------

          "Capital Contribution" means the aggregate contributions made by a
           --------------------
     Member to the Company pursuant to Article III as of the date in question,
                                       -----------
     as shown opposite such Member's name on Schedule A, as the same may be
                                             ----------
     amended from time to time.

          "Cash Inflows" means, with respect to the Investor Members, all cash
           ------------
     payments received by such Investor Members with respect to or in exchange for the Class A Common Units and Preferred Units purchased by the Investor Members pursuant to the Securities Purchase Agreement or the Executive Agreements, but excluding the Executive Carry Securities (whether such payments are received from the Company or any third party and whether such payments are received directly for the securities or are received indirectly from other securities or property received with respect to or in exchange for the securities). For example, if a security is sold on January 1, 1998 for a combination of $2,000 in cash and $1,000 in promissory notes, and such promissory notes pay $1,100 in cash on January 1, 1999, then a Cash Inflow of $2,000 would have occurred on January 1, 1998 and another Cash Inflow of $1,100 would have occurred on January 1, 1999.

          "Cash Outflows" means, with respect to the Investor Members, all
           -------------
     payments of cash or property made by such Investor Members (and in the case of assets contributed by PPC in connection with the Acquisition, the value thereof as agreed upon by BrightView and PPC at the time of such contribution) to purchase the Class A Common Units and Preferred Units purchased by the Investor Members pursuant to the Securityholders Agreement or the Executive Agreements (but excluding the Executive Carry Securities).

          "Certificate" has the meaning given that term in the Preamble.
           -----------

          "Certificated Interests" has the meaning given that term in Section
           ----------------------                                     -------
     10.5.
     ----

          "Class A Common Unit" means a Common Unit representing a fractional
           -------------------
     part of the Membership Interests of the Members and having the rights and obligations specified with respect to Class A Common Units in this Agreement.

          "Class B Common Unit" means a Common Unit representing a fractional
           -------------------
     part of the Membership Interests of the Members and having the rights and obligations specified with respect to Class B Common Units in this Agreement.

          "Class B IRR Target" means that Investor Members have achieved an IRR
           ------------------
     of 30%.

          "Class C Common Unit" means a Common Unit representing a fractional
           -------------------
     part of the Membership Interests of the Members and having the rights and obligations specified with respect to Class C Common Units in this Agreement.

          "Class C IRR Target" means that the Investor Members have achieved an
           ------------------
     IRR of 35%.

          "Code" means the Internal Revenue Code of 1986 and any successor
           ----
     statute, as amended from time to time.

          "Common Units" means the Class A Common Units, the Class B Common
           ------------
     Units and the Class C Common Units.

          "Company" means the Delaware limited liability company formed pursuant
           -------
     to the Certificate and this Agreement.

          "Company Minimum Gain" has the meaning set forth for "partnership
           --------------------
     minimum gain" in Treasury Regulation Section 1.704-2(d).

          "Credit Agreement" means the Credit Agreement, dated as of September
           ----------------
     30, 1996, among Operating LLC, First Union National Bank of North Carolina, as Administrative Agent (as defined in such Agreement) and Syndication Agent (as defined in such Agreement), CIBC, Inc., as Documentation Agent (as defined in such Agreement) and certain banks and other financial institutions, as amended, modified, supplemented or restated, and including any agreement pursuant to which indebtedness thereunder is refinanced, as in effect from time to time.

          "Economic Interest" means a Member's or Economic Owner's share of the
           -----------------
     Company's net profits, net losses and distributions pursuant to this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Members, or any right to receive information concerning the business and affairs of the Company, in each case to the extent provided for herein or otherwise required by the Act.

          "Economic Owner" means any owner of an Economic Interest who is not a
           --------------
     Member. No owner of an Economic Interest which is not a Member shall be deemed a "member" (as that term is used in the Act) of the Company.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended
           ------------
     from time to time.

          "Executive Agreement" means each of those certain Executive Securities
           -------------------
     Purchase and Employment Agreements between BrightView, the Company, Operating LLC and each of Claeys Bahrenburg and Neil Vitale, as each such agreement may be amended, modified, supplemented or restated from time to time.

          "Executive Carry Securities" means (a) the Manager Common Stock and
           --------------------------
     Common Units acquired by D. Claeys Bahrenburg and Neal Vitale pursuant to their respective Executive Agreements (other than pursuant to Section 1(a) of each such agreement) and by certain other Executives pursuant to Section 2D of the Securities Purchase Agreement, (b) any other Common Equity Securities hereafter issued to employees of or consultants to any of the Manager, the LLC and Operating LLC which are designated by the Willis Stein Majority Holders as "Executive Carry Securities," and (c) any Securities of any of the Issuers issued with respect to Securities referred to in either clause (a) or (b) above by way of a payment-in-kind, stock dividend or stock split or in connection with a combination of shares, exchange, conversion, recapitalization, merger, consolidation or other reorganization.

          "Executive Member" means each of the Members identified on Schedule A
           ----------------                                          ----------
     hereto as an "Executive," so long as such Person is a Member.

          "Fiscal Year" of the Company means the calendar year.
           -----------

          "Fiscal Quarter" of the Company means each calendar quarter ending
           --------------
     March 31, June 30, September 30 and December 31.

          "Incapacity" or "Incapacitated" means (a) with respect to a natural
           ----------      -------------
     person, the bankruptcy, death, incompetency or insanity of such individual and (b) with respect to any other Person, the bankruptcy, liquidation, dissolution or termination of such Person.

          "Indemnifying Member" has the meaning given that term in Section
           -------------------                                     -------
     12.10.

          "Initial Member" means each Person identified on Schedule A hereto as
           --------------                                  ----------
     of the date hereof who has executed this Agreement or a counterpart hereof.

          "Investor Members" means each of the Members identified on Schedule A
           ----------------                                          ----------
     hereto as an "Investor," so long as such Person is a Member.

          "IPO" means an underwritten initial public offering of the Company's
           ---
     or any successor's equity securities under the Securities Act.

          "IRR" means the annual interest rate (compounded annually) which, when
           ---
     used to calculate the net present value as of September 30, 1996, of all
     (i) Cash Inflows received by the Investor Members through the date of determination and (ii) Cash Outflows made by the Investor Members through the date of determination, causes such entire amount to equal zero. The IRR shall be determined by the Company's regular outside accounting firm. For purposes of the net present value calculation, each Cash Inflow and each Cash Outflow specified above shall be deemed to have been received or made on the first day of the month nearest to the actual date of such payment.

          "Losses" means items of Company loss and deduction determined
           ------
     according to Section 4.2.

          "Member" means the Initial Members and each Person who is hereafter
           ------
     admitted as a Member in accordance with the terms of this Agreement and the Act. The Members shall constitute the "members" (as that term is defined in the Act) of the Company. Notwithstanding any provision of this Agreement to the contrary, the Members shall constitute a single class or group of members of the Company for all purposes of the Act and this Agreement.

          "Member Minimum Gain" has the meaning set forth for "partner
           -------------------
     nonrecourse debt minimum gain" in Treasury Regulation Section 1.704-2(i).

          "Member Nonrecourse Deductions" has the meaning set forth for "partner
           -----------------------------
     nonrecourse deductions" in Treasury Regulation Section 1.704-2(i).

          "Membership Interest" means a Member's interest in the Company,
           -------------------
     including such Member's Economic Interest and the right, if any, to participate in the management of the business and affairs of the Company, including the right, if any, to vote on, consent to or otherwise participate in any decision or action of or by the Members and the right to receive information concerning the business and affairs of the Company, in each case to the extent expressly provided in this Agreement or otherwise required by the Act.

          "Officer" means each Person designated as an officer of the Company
           -------
     pursuant to Section 6.2 for so long as such Person remains an officer
                 -----------
     pursuant to the provisions of Section 6.2.
                                   -----------

          "Operating LLC" means Petersen Publishing Company, L.L.C., a Delaware
           -------------
     limited liability company.

          "Percentage Interest" means, at any time with respect to a Member, a
           -------------------
     percentage equal to a fraction, (a) the numerator of which is the number of Common Units held by such Member at such time and (b) the denominator of which is the aggregate number of Common Units held by all Members at such time, in each case as reflected in the books and records of the Company.

          "Person" means a natural person, partnership (whether general or
           ------
     limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

          "PPC" has the meaning given that term in the introductory paragraph.
           ---

          "Preferred Unit" means a Unit representing a fractional part of the
           --------------
     Membership Interests of all Members and having the preference rights and other rights and obligations specified with respect to Preferred Units in this Agreement.

          "Prime Rate" shall have the meaning given to the term "Alternate Base
           ----------
     Rate" in the Credit Agreement.

          "Proceeding" has the meaning given that term in Section 7.4.
           ----------                                     -----------

          "Profits" means items of Company income and gain determined according
           -------
     to Section 4.2.

          "Purchase Agreement" means the Asset Purchase Agreement, dated as of
           ------------------
     August 15, 1996, by and among BrightView and PPC, as such agreement may be amended, modified, supplemented or restated from time to time in accordance with its terms.

          "Public Sale" means any sale of equity securities to the public
           -----------
     pursuant to an effective registration statement under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act (or any similar rule than in force).

     "SEC" means the Securities and Exchange Commission or any successor agency
      ---
thereto that administers the Securities Act and the Exchange Act.

     "Securities Act" means the Securities Act of 1933, as amended from time to
      --------------
time.

     "Securityholders Agreement" means the Securityholders Agreement, dated as
      -------------------------
of the date hereof, among BrightView, PIC, the Company, and the other Persons signatory thereto, as such agreement is amended, modified, supplemented or restated from time to time.

     "Tax Matters Member" has the meaning given to that term in Section 8.2.
      ------------------                                        -----------

     "Taxable Year" means the Company's taxable year ending December 31 (or part
      ------------
thereof, in the case of the Company's last taxable year), or such other year as is (i) required by Section 706 of the Code or (ii) determined by the Managing Manager.

     "Transfer" has the meaning given that term in Section 10.1.
      --------                                     ------------

     "Unit" means a Membership Interest of a Member in the Company representing
      ----
a fractional part of the Membership Interests of all Members and shall include Common Units and Preferred Units; provided that any class of Units issued shall
                                  --------
have designations, preferences or special rights set forth in this Agreement and the Membership Interest represented by such class of Units shall be determined in accordance with such designations, preferences or special rights.

     "Unit Equivalents" means (without duplication with any Units or other Unit
      ----------------
Equivalents) rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Units or securities exercisable for or convertible or exchangeable into Units, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

     "Unpaid Preferred Yield" means at any time an amount equal to the excess,
      ----------------------
if any, of (a) the aggregate Yield accrued through such date, over (b) all prior distributions made by the Company to the holders of Preferred Units pursuant to
Section 5.2(a).
--------------

     "Unreturned Preferred Capital" means at any time the aggregate Capital
      ----------------------------
Contributions with respect to the Preferred Units reduced by all prior distributions made to the holders of Preferred Units by the Company pursuant to
Section 5.2(b).
--------------

     "Yield" means at any time an amount calculated on a daily basis (without
      -----
daily compounding) at the rate of 12% per annum on (a) the Unreturned Preferred Capital plus (b) all Unpaid Preferred Yield thereon determined as of the date thereof if such date is as of the end of a Fiscal Quarter and otherwise as of the end of the Fiscal Quarter most recently ended.

Other terms defined in this Agreement have the meanings so given them.

          1.2  CONSTRUCTION.  Whenever the context requires, the gender of all
               ------------
words used in this Agreement includes the masculine, feminine and neuter and the singular number includes the plural number and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to Schedules attached hereto, each of which is made a part hereof for all purposes.

          1.3  INCLUDING.  Reference in this Agreement to "including,"
               ---------
"includes" and "include" shall be deemed to be followed by "without limitation."


                                  ARTICLE II
                                 ORGANIZATION

          2.1  FORMATION.   The Company has been organized as a Delaware
               ---------
limited liability company by the execution and filing of the Certificate by an authorized person (within the meaning of the Act), under and pursuant to the Act. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

          2.2  NAME.  The name of the Company is "Petersen Holdings, L.L.C.,"
               ----
and all Company business shall be conducted in that name or in such other names that comply with applicable law as the Managing Member may select from time to time.

          2.3  REGISTERED OFFICE; REGISTERED AGENT; PRINCIPAL OFFICE; OTHER
               ------------------------------------------------------------
OFFICES. The registered office of the Company required by the Act to be
-------
maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Managing Member may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Managing Member may designate from time to time.

          2.4  PURPOSES.  The nature of the business or purposes to be conducted
               --------
or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

          2.5  POWERS OF THE COMPANY.
               ---------------------

               (a)  Power and Authority.  Subject to the provisions of this
                    -------------------
Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.4, including the
                                                    -----------
power:

               (i) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

               (ii) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, refinance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

               (iii) to enter into, perform and carry out contracts of any kind, including contracts with any Member or any Affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to or incidental to the accomplishment of the purpose of the Company;

               (iv) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties created thereby) or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

               (v) to lend money for any proper purpose, to invest and reinvest its funds and to take and hold real and personal property for the payment of funds so loaned or invested;

               (vi) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

                (vii) to appoint employees and agents of the Company and define their duties and fix their compensation;

               (viii) to indemnify any Person in accordance with the Act and to obtain any and all types of insurance;

                 (ix)  to cease its activities and cancel its Certificate;

                  (x) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

                 (xi) to borrow money and issue evidences of indebtedness and guaranty indebtedness (whether of the Company or any of its subsidiaries), and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

                (xii) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

               (xiii) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

               (b)  Managing Member.  Subject to the provisions of this
                    ---------------
Agreement, (i) the Company, and the Managing Member on behalf of the Company, may enter into and perform any and all documents, agreements and instruments contemplated hereby, all without any further act, vote or approval of any Member and (ii) the Managing Member may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company.

               (c)  Merger.  Subject to the provisions of this Agreement and the
                    ------
Securityholders Agreement, the Company may, with approval of the Managing Member and without the need for any further act, vote or approval of any Member, merge with, or consolidate into, another limited liability company (organized under the laws of Delaware or any other state), a corporation (organized under the laws of Delaware or any other state) or other business entity (as defined in
Section 18-209(a) of the Act), regardless of whether the Company is the survivor of such merger or consolidation.

          2.6  FOREIGN QUALIFICATION.  The Managing Member shall cause the
               ---------------------
Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction in which the Company owns property or transacts business to the extent, in the reasonable judgment of the Managing Member, such qualification or registration is necessary or advisable for the protection of the limited liability of the Members or to permit the Company lawfully to own property or transact business. The Managing Member may and, at the request of the Managing Member or any officer, each Member shall, execute, acknowledge, swear to and deliver any or all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

          2.7  TERM.  The term of the Company commenced on the date the
               ----
Certificate was filed with the office of the Secretary of State of Delaware and shall continue in existence until December 31, 2026 or dissolution prior thereto as determined under Section 11.1.
                    ------------

          2.8  NO STATE-LAW PARTNERSHIP.  The Members intend that the Company
               ------------------------
shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member, Economic Owner or Officer shall be a partner or joint venturer of any other Member, Economic Owner or Officer, for any purposes other than federal and, if applicable, state tax purposes, and this Agreement shall not be construed to the contrary. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.


                                  ARTICLE III
            MEMBERSHIP; CAPITAL CONTRIBUTIONS; ADDITIONAL INTERESTS

          3.1  MEMBERS.
               -------

               (a)  Names, etc.  Subject to the following sentence, the names,
                    -----------
residence, business or mailing addresses, Capital Contributions and the Units of the Members are set forth on Schedule A, as such Schedule shall be amended from
                             ----------
time to time in accordance with the terms of this Agreement. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as
                  ----------                                      ----------
amended and in effect from time to time.  Each Person listed on Schedule A, upon
                                                                ----------
(i) his or its execution of this Agreement or counterpart thereof and (ii) receipt (or deemed receipt) of such Person's Capital Contribution as set forth on Schedule A, is hereby admitted to the Company as a Member of the Company.
   ----------

               (b)  Loans by Members.  No Member, as such, shall be required to
                    ----------------
lend any funds to the Company or to make any additional contribution of capital to the Company, except as otherwise required by applicable law or by this Agreement. Any Member may, with the approval of the Managing Member, make loans to the Company, and any loan by a Member to the Company shall not be considered to be a Capital Contribution.

               (c)  Representations and Warranties of Members.  Each Member
                    -----------------------------------------
hereby represents and warrants to and acknowledges with the Company that: (i) such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto; (ii) such Member is able to bear the economic and financial risk of an investment in the

Company for an indefinite period of time; (iii) such Member is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; (iv) the interests in the Company have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws and the provisions of this Agreement have been complied with; (v) the execution, delivery and performance of this Agreement have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound and (vi) this Agreement is valid, binding and enforceable against such Member in accordance with its terms.

          3.2  NO LIABILITY OF MEMBERS.
               -----------------------

               (a)  No Liability.  Except as otherwise required by applicable
                    ------------
law and as expressly set forth in this Agreement, no Member shall have any personal liability whatever in such Member's capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company. Each Member shall be liable only to make such Member's Capital Contribution to the Company and the other payments provided expressly herein.

               (b)  Distribution.  In accordance with the Act and the laws of
                     ------------
the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the Members that no distribution to any Member pursuant to Article V hereof shall be deemed a return of money or other property
            ---------
paid or distributed in violation of the Act. The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of the Act, and the Member receiving any such money or property shall not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

          3.3  INITIAL CAPITAL CONTRIBUTIONS. Each Member shall make a Capital
               -----------------------------
Contribution to the Company in cash or assets or evidence of indebtedness in the amount set forth opposite such Member's name on Schedule A hereto. Upon receipt
                                                ----------
of the Capital Contribution set forth opposite such Member's name on Schedule A,
                                                                     ----------
each Member shall be deemed to own the number of Preferred Units and Common Units set forth opposite such Member's name on Schedule A.
                                               ----------

          3.4  ISSUANCE OF ADDITIONAL INTERESTS; ADDITIONAL MEMBERS.
               ----------------------------------------------------

               (a)  Additional Interests.  Subject to Section 10.7 and Article
                    --------------------              ------------     -------
VI of the Securityholders Agreement, the Managing Member shall have the right to
--
cause the Company to
issue or sell to any Person (including Members and Affiliates of Members) any of the following (which for purposes of this Agreement shall be "Additional
                                                              ----------
Interests"): (i) additional Membership Interests or other interests in the
---------
Company (including new classes or series thereof having different rights); (ii) obligations, evidences of indebtedness or other securities or interests convertible into or exchangeable for Membership Interests or other interests in the Company; and (iii) warrants, options or other rights to purchase or otherwise acquire Membership Interests or other interests in the Company. The Managing Member shall determine the terms and conditions governing the issuance of such Additional Interests, including the number and designation of such Additional Interests, the preference (with respect to distributions, in liquidation or otherwise) over any other Membership Interests and any required contributions in connection therewith.

               (b)  Additional Members and Interests.  In order for a Person to
                    --------------------------------
be admitted as a Member of the Company with respect to an Additional Interest:
(i) such Person shall have delivered to the Company a written undertaking to be bound by the terms and conditions of this Agreement and shall have delivered such documents and instruments as the Managing Member determines to be necessary or appropriate in connection with the issuance of such Additional Interest to such Person or to effect such Person's admission as a Member; and (ii) the Managing Member or the Secretary of the Company shall amend Schedule A without
                                                            ----------
the further vote, act or consent of any other Person to reflect such new Person as a Member. Upon the amendment of Schedule A, such Person shall be deemed to
                                    ----------
have been admitted as a Member and shall be listed as such on the books and records of the Company and thereupon shall be issued his or its Membership Interest, including any Economic Interest that corresponds to and is part of such Membership Interest. If an Additional Interest is issued to an existing Member, the Managing Member or the Secretary of the Company shall amend Schedule
                                                                        --------
A without the further vote, act or consent or any other Person to reflect the
-
issuance of such Additional Interest and, upon the amendment of such Schedule A,
                                                                     ----------
such Member shall be issued his or its Additional Interest, including any Economic Interest that corresponds to and is part of such Additional Interest.

          3.5  CERTIFICATION OF UNITS.  The Company may in its discretion issue
               ----------------------
certificates to the Members representing the Membership Interest held by each Member.

          3.6  TERMINATION OF CLASS B COMMON UNITS AND CLASS C COMMON UNITS.  If
               ------------------------------------------------------------
an employee of the Company or any of its Subsidiaries ceases to be employed by the Company and its Subsidiaries for any reason, each Class B Common Unit and Class C Common Unit issued to such employee shall automatically terminate upon such termination of employment regardless of the reason therefor.


                                  ARTICLE IV
                               CAPITAL ACCOUNTS

          4.1  ESTABLISHMENT AND DETERMINATION OF CAPITAL ACCOUNTS.  A capital
               ---------------------------------------------------
account ("Capital Account") shall be established for each Member on the books of
          ---------------
the Company initially reflecting an amount equal to such Member's initial Capital Contribution pursuant to Section 3.3.
                                 -----------

Each Member's Capital Account shall be (a) increased by any additional Capital Contributions made by such Member pursuant to the terms of this Agreement and such Member's share of items of income and gain allocated to such Member pursuant to Article V, (b) decreased by such Member's share of items of loss,
            ---------
deduction and expense allocated to such Member pursuant to Article V and any
                                                           ---------
distributions to such Member of cash or the fair market value of any other property (net of liabilities assumed by such Member and liabilities to which such property is subject) distributed to such Member and (c) adjusted as otherwise required by the Code and the regulations thereunder, including but not limited to, the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Any references in this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be increased or decreased from time to time as set forth above.

          4.2  COMPUTATION OF AMOUNTS.  For purposes of computing the amount of
               ----------------------
any item of Company income, gain, loss or deduction to be allocated pursuant to
Article IV and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose), provided that:
               --------

               (a) The computation of all items of income, gain, loss and deduction shall include tax-exempt income and those items described in Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such
                                     -
items are not includable in gross income or are not deductible for federal income tax purposes.

               (b) If the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount
                                                          -      -
of such adjustment shall be taken into account as gain or loss from the disposition of such property.

               (c) Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

               (d) Items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property's Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).
            -

               (e) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into
                                                          -
account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

          4.3  NEGATIVE CAPITAL ACCOUNTS.  No Member shall be required to pay to
               -------------------------
the Company or any other Member any deficit or negative balance which may exist from time to time in such Member's Capital Account.

          4.4  COMPANY CAPITAL.  No Member shall be paid interest on any Capital
               ---------------
Contribution to the Company or on such Member's Capital Account, and no Member shall have any right (a) to demand the return of such Member's Capital Contribution or any other distribution from the Company (whether upon resignation, withdrawal or otherwise), except upon dissolution of the Company pursuant to Article XI hereof or (b) to cause a partition of the Company's
            ----------
assets.


                                   ARTICLE V
                         DISTRIBUTIONS; ALLOCATIONS OF
                              PROFITS AND LOSSES

          5.1  GENERALLY.  Subject to the provisions of Section 18-607 of the
               ---------
Act and Section 5.5, the Managing Member shall have sole discretion regarding
        -----------
the amounts and timing of distributions to Members, in each case subject to the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company which shall include the payment or the making of provision for the payment when due of the Company's obligations, including the payment of any management or administrative fees and expenses or any other obligations.

          5.2  DISTRIBUTIONS.  Subject to Section 5.5, distributions to be made
               -------------              -----------
at any time shall be made in the following order and priority:

               (a)  First, if any Preferred Units are outstanding, to the
                    -----
holders of Preferred Units pro rata according to their ownership of Preferred Units until the aggregate distributions with respect to the Preferred Units made pursuant to this Section 5.2(a) reduces the aggregate Unpaid Preferred Yield to
                 -----------
zero; and

               (b)  Second, if any Preferred Units are outstanding, to the
                    ------
holders of Preferred Units pro rata according to their ownership of Preferred Units until the aggregate distributions with respect to the Preferred Units made pursuant to this Section 5.2(b) reduces the aggregate Unreturned Preferred
                 -----------
Capital to zero; and

               (c)  Third, if the Class B IRR Target has not been achieved, to
                    -----
the holders of Class A Common Units in proportion to their ownership of Class A Common Units; and

               (d)  Fourth, if the Class B IRR Target has been achieved but the
                    ------
Class C IRR Target has not been achieved, the 30% IRR Investor Percentage of such distributions to the holders of Class A Common Units in proportion to their ownership of Class A Common Units and the 30% IRR Executive Percentage of such distributions to the holders of Class B Common Units in proportion to their ownership of Class B Common Units; and

               (e)  Fifth, if the Class C IRR Target has been achieved, the 35%
                    -----
IRR Investor Percentage of such distributions to the holders of Class A Common Units in proportion to their ownership of Class A Common Units and the 35% IRR Executive Percentage of such distributions to the holders of Class C Common Units in proportion to their ownership of Class C Common Units.

          5.3  ALLOCATION OF PROFITS AND LOSSES.  For each Fiscal Year of the
               --------------------------------
Company, after adjusting each Member's Capital Account for all Capital Contributions and distributions during such Fiscal Year and all special allocations pursuant to Section 5.4 with respect to such Fiscal Year, all
                        -----------
Profits and Losses (other than Profits and Losses specially allocated pursuant to Section 5.4) shall be allocated to the Members' Capital Accounts in a manner
   -----------
such that, as of the end of such Fiscal Year, the Capital Account of each Member (which may be either a positive or negative balance) shall be equal to (a) the amount which would be distributed to such Member, determined as if the Company were to liquidate all of its assets for the Book Value thereof and distribute the proceeds thereof pursuant to Section 11.2 hereof, minus (b) the sum of (i)
                                 ------------         -----
such Member's share of Company Minimum Gain (as determined according to Treasury Regulation Sections 1.704-2(d) and (g)(3)) and Member Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(i)) and (ii) the amount, if any, which such Member is obligated to contribute to the capital of the Company as of the last day of such Fiscal Year. Notwithstanding anything to the contrary contained herein, during the entire term of the Company, the Managing Member (i) shall be allocated not less than one percent (1%) of each material item of income, gain, loss and deduction of the Company and (ii) shall maintain a Capital Account balance of not less than one percent (1%) of the total Capital Account balances of the Members.

          5.4  REGULATORY AND SPECIAL ALLOCATIONS.  Notwithstanding the
               ----------------------------------
provisions of Section 5.3:
              -----------

               (a) If there is a net decrease in Company Minimum Gain during any Taxable Year, each Member shall be specially allocated items of taxable income or gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This paragraph is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

               (b) Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Minimum Gain during any Taxable Year, each Member that has a share of such Member Minimum Gain shall be specially allocated items of taxable income or gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to that Member's share of the net decrease in Member Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with

Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This paragraph is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

               (c) If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of taxable income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the adjusted capital account deficit (determined according to Treasury Regulation Section 1.704-1(b)(2)(ii)(d)) created by such adjustments, allocations or distributions as quickly as possible. This paragraph is intended to comply with the qualified income offset requirement in Treasury Regulation
Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

               (d) The allocations set forth in paragraphs (a), (b) and (c) above (the "Regulatory Allocations") are intended to comply with certain
            ----------------------
requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article V (other than the Regulatory Allocations),
                             ---------
the Regulatory Allocations shall be taken into account in allocating Profits and Losses among Members so that, to the extent possible, the net amount of such allocations of Profits and Losses and other items and the Regulatory Allocations (including Regulatory Allocations that, although not yet made, are expected to be made in the future) to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

          5.5  TAX DISTRIBUTIONS.
               -----------------

               (a) Notwithstanding Sections 5.1 and 5.2 above, so long as the
                                   ------------     ---
Managing Member has not determined in good faith that such distribution would be prohibited or create a default or event of default under the Act or any financing agreement to which the Company is subject, then (i) at least ten business days before each date prescribed by the Code for calendar year corporations to pay quarterly installments of estimated tax, the Company shall distribute to the Members an amount of cash equal to the excess of (x) the Quarterly Estimated Tax Amount for the quarter of the Taxable Year with respect to which such distribution is being made over (y) the amount of Distributions (if any) previously made pursuant to Section 5.2 during such quarter; (ii) if
                                     -----------
the aggregate amount of such distributions with respect to any Taxable Year is less than the Company's Tax Amount for such Taxable Year, the Company shall distribute an amount of cash equal to the balance of such Tax Amount ("Shortfall
                                                                       ---------
Distributions"); and (iii) the Company shall use its best efforts to make such
-------------
Shortfall Distributions at, on or before the date prescribed by the Code (without extensions) for calendar year corporations to file federal income tax returns. If the aggregate amount of such distributions under this Section 5.5
                                                                   -----------
with respect to any Taxable Year exceeds the Company's Tax Amount for such Taxable Year, the Company's obligations to make future distributions to such Member pursuant to this Section 5.5 shall be reduced by the amount of such
                        -----------
excess until such excess has been fully deducted from such distributions.

               (b) The Company's "Tax Amount" for a Taxable Year shall be the
                                  ----------
federal, state, and local income taxes which would be payable by the Company if the Company were taxed for such Taxable Year at the highest marginal federal, state and local income tax rate applicable to any Member on the Company's taxable income for the Taxable Year (treating Yield as an item which is not deductible in computing such taxable income) (computed as if the Company had elected to carry forward all loss and credit carryovers, taking into account the character of any loss and credit carry forward as a capital or ordinary loss). The amounts in respect of tax withholding on payments to or from the Company for which Members (or owners directly or indirectly of such Members) are credited under applicable tax law shall be credited against payments of the Tax Amount to such Members. The Company's Tax Amount shall be determined initially by the Managing Member on the basis of figures set forth on IRS Form 1065 filed by the Company and the similar state or local forms filed by the Company but shall be subject to subsequent adjustment pursuant to audit, litigation, settlement, amended return, or the like.

               (c) The Company's "Estimated Tax Amount" for a Taxable Year (or
                                  --------------------
Fiscal Period) shall be the Company's Tax Amount for such Taxable Year (or Fiscal Period) as estimated from time to time by the Manager. In making such estimate, the Manager shall take into account amounts shown on IRS Form 1065 filed by the Company and similar state or local forms filed by the Company for the preceding taxable year and other adjustments as in the reasonable business judgment of the Manager are necessary or appropriate to reflect the estimated operations of the Company for the Taxable Year (or Fiscal Period). The Company's "Quarterly Estimated Tax Amount" for any quarter of a Taxable Year shall be the
 ------------------------------
excess of (x) the product of (I) 1/4 in the case of the first quarter of the Taxable Year, 1/2 in the case of the second quarter of the Taxable Year, 3/4 in the case of the third quarter of the Taxable Year and 1 in the case of the fourth quarter of the Taxable Year and (II) the Company's Estimated Tax Amount for such Taxable Year over (y) all prior distributions of Quarterly Estimated Tax Amounts for such Taxable Year.

               (d) Such portion of the distributions pursuant to Section 5.5(a)
                                                                 --------------
as is determined in good faith by the Managing Member to be appropriate, based on the share of the Company's taxable income allocated to Members on account of their ownership of each class of Common Units, shall be distributed to Members holding Common Units of such Class, in proportion to their Common Units of such class and such distribution shall be considered a distribution to Members under
Section 5.2(c), 5.2(d) or 5.2(e), as appropriate. Any remaining portion of the distributions pursuant to Section 5.5(a) shall be treated as a distribution
                          --------------
pursuant to, and shall be made in accordance with, Section 5.2(a).
                                                   --------------

               (e) Each distribution pursuant to Section 5.5(a) shall be made to
                                                 --------------
the Persons shown on the Company's books and records as Members as of the date of such distribution.

          5.6  TAX ALLOCATIONS: CODE SECTION 704(C).
               ------------------------------------

               (a) The income, gains, losses, deductions and expenses of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and expenses among the

Members for computing their Capital Accounts, except that if any such allocation is not permitted by the Code or other applicable law, the Company's subsequent income, gains, losses, deductions and expenses shall be allocated among the Members for tax purposes to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

               (b) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, deduction and expense with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution under the remedial allocation method described in Treas. Reg. (S)1.704-3(d).

               (c) If the Book Value of any Company asset is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) as provided in the definition of Book Value, subsequent allocations of items of taxable income, gain, loss, deduction and expense with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

               (d) Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Managing Member taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

               (e) Any elections or other decisions relating to such allocations shall be made by the Managing Member in any manner that reasonably reflects the purpose and intent of this Agreement. Allocations pursuant to this Section 5.6
                                                                    -----------
are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of profits, losses, other items or distributions pursuant to any provisions of this Agreement.

          5.7  SECURITYHOLDERS AGREEMENT PROVISION.  Notwithstanding anything to
               -----------------------------------
the contrary contained in this Agreement, the provisions of Section 4.1(a)(iii)
                                                            -------------------
and Section 4.1(b) of the Securityholders Agreement shall be considered to be
    --------------
modifications of the provisions related to distributions set forth in this
Article V.
---------

                                  ARTICLE VI
                                  MANAGEMENT

          6.1  THE MANAGING MEMBER; DELEGATION OF AUTHORITY AND DUTIES.
               -------------------------------------------------------

               (a) Members and Managing Member.    Except as otherwise required
                   ---------------------------
by the Act, the business and affairs of the Company shall be managed by or under the direction of a "manager"(as that term is defined in the Act) who shall be a
                    -------
Member (the "Managing Member"). The initial Managing Member shall be BrightView.
             ---------------
Except as otherwise expressly provided for in this Agreement, the Members hereby consent to the exercise by the Managing Member of all such powers and rights conferred on them by the Act with respect to the management and control of the Company. Notwithstanding the foregoing and except as explicitly set forth in this Agreement, if a vote, consent or approval of the Members is required by the Act or other applicable law with respect to any act to be taken by the Company or matter considered by the Managing Member, the Members agree that they shall be deemed to have consented to or approved such act or voted on such matter in accordance with the determination of the Managing Member on such act or matter. No Member, in his or its capacity as a Member, shall have any power to act for, sign for or do any act that would bind the Company. The Managing Member shall devote such time and effort to the affairs of the Company as he or it may deem appropriate for the oversight of the management and affairs of the Company.

               (b) Delegation by Managing Member.  The Managing Member shall
                   -----------------------------
have the power and authority to delegate to one or more other Persons the Managing Member's rights and powers to manage and control the business and affairs of the Company, including to delegate to agents and employees of a Member or the Company (including Officers), and to delegate by a written agreement with, or otherwise to, other Persons. The Managing Member may authorize any Person (including, without limitation, any Member or Officer) to enter into and perform under any document on behalf of the Company.

               (c) Resignation. The Managing Member may resign by delivering his
                   -----------
or its written resignation to the Company. Such resignation shall be effective fourteen (14) business days following receipt of such resignation by the Company unless some later time is specified in such resignation.

               (d) Removal.  The initial Managing Member may not be removed. Any
                   -------
subsequent Managing Member may be removed only by PIC.

               (e) Vacancy.  If a vacancy in the position of Managing Member
                   -------
should for any reason occur, a replacement Managing Member shall be appointed by PIC. Any subsequent Managing Member may be removed only by PIC.

               (f) Compensation. The Managing Member shall not be entitled to
                   ------------
compensation from the Company in connection with its activities as Managing Member; provided that the foregoing shall not prevent the Managing Member from
        --------
receiving reimbursement for out-of-pocket expenses incurred by the Managing Member on behalf of the Company, receiving distributions as a Member pursuant to this Agreement or otherwise receiving compensation from the Company for actions unrelated to its activities as Managing Member.

               (g) Committees.  The Managing Member may, from time to time,
                   ----------
designate one or more committees. Any such committee, to the extent provided in the enabling resolution and until dissolved by the Managing Member, shall have and may exercise any or all of the authority of the Managing Member. At every meeting of any such committee, the presence of a majority of all the representatives thereof shall constitute a quorum, and the affirmative vote of a majority of the representatives present shall be necessary for the adoption of any resolution. The Managing Member may dissolve any committee at any time.

          6.2  OFFICERS.
               --------

               (a) Designation and Appointment.  The Managing Member may, from
                   ---------------------------
time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company's business, including employees, agents and other Persons (any of whom may be a Member) who may be designated as Officers of the Company, with titles including but not limited to "chief executive officer," "chairman," "president," vice president," "treasurer," "secretary," "general manager," "director" and "chief financial officer," as and to the extent authorized by the Managing Member. Any number of offices may be held by the same person. In its discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Any Officers so designated shall have such authority and perform such duties as the Managing Member may, from time to time, delegate to them. The Managing Member may assign titles to particular Officers. Each Officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Managing Member.

               (b) Resignation/Removal.  Any Officer may resign as such at any
                   -------------------
time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause at any time by the Managing Member. Designation of an Officer shall not of itself create any contractual or employment rights.

               (c) Duties of Officers Generally.  The Officers, in the
                   ----------------------------
performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

               (d) Chairman.  Subject to the powers of the Managing Member, the
                   --------
Chairman of the Company shall be in general and active charge of the entire business and affairs of the Company, and shall be its Chief Executive Officer and chief policy making Officer.

               (e) Chief Financial Officer.  The chief financial officer shall
                   -----------------------
keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital and Units. The chief financial officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Managing Member. The chief financial officer shall have such other powers and perform such other duties as may from time to time be prescribed by the chief executive officer or the Managing Member.


                                  ARTICLE VII
                        EXCULPATION AND INDEMNIFICATION

          7.1  PERFORMANCE OF DUTIES; NO LIABILITY OF MEMBER AND OFFICERS.  No
               ----------------------------------------------------------
Member (including the Managing Member) shall have any duty to the Company or any Member of the Company except as expressly set forth herein or in other written agreements. No Member (including the Managing Member) or Officer of the Company shall be liable to the Company or to any Member for any loss or damage sustained by the Company or to any Member, unless the loss or damage shall have been the result of gross negligence, fraud or intentional misconduct by the Member (including the Managing Member) or Officer in question or, in the case of an Officer, breach of such Person's duties pursuant to Section 6.2(c). In
                                                    --------------
performing such Person's duties, each such Person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following other Persons or groups: one or more Officers or employees of the Company; any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company, the Managing Member or any committee of the Managing Member; or any other Person who has been selected with reasonable care by or on behalf of the Company, the Managing Member or any committee of the Managing Member in each case as to matters which such relying Person reasonably believes to be within such other Person's competence. The preceding sentence shall in no way limit any Person's right to rely on information to the extent provided in Section 18-406 of the Act. No Member (including the Managing Member) or Officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member or Officer of the Company or any combination of the foregoing.

          7.2  COMPETING ACTIVITIES.  Except as may otherwise be agreed in
               --------------------
writing and subject to the duties and obligations of the Managing Member and Officers to the Company: (a) the Members and the officers, directors, security holders, partners, members, managers, agents, employees and Affiliates of each of them, may engage or invest in, own and/or manage, independently or with others, any business activity of any type or description, including without limitation those that might be in direct or indirect competition with the Company; (b) neither the Company nor any other Member shall have any right in or to any of such other ventures or activities or to the income or proceeds derived therefrom; (c) neither the Members nor the officers, directors, securityholders, partners, members, managers, agents, employees or Affiliates of any of them shall be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken advantage of by the Company; and (d) the Members and the officers, directors, securityholders, partners, members, managers, agents, employees and Affiliates of each of them shall have the right to hold any investment opportunity or prospective economic advantage for their own account or to recommend such opportunity to Persons other than the Company.

          7.3  TRANSACTIONS BETWEEN THE COMPANY AND THE MEMBERS.
               ------------------------------------------------
Notwithstanding that it may constitute a conflict of interest, the Members or their Affiliates may engage in any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service or the establishment of any salary, other compensation or other terms of employment) with the Company so long as such transaction is approved by the Managing Member, or if such transaction is with the Managing Member or one of its Affiliates, a majority of the votes of the disinterested Members. No Member shall be deemed by reason of Section 6.1 to have approved any such transaction.
                             -----------

          7.4  RIGHT TO INDEMNIFICATION.  Subject to the limitations and
               ------------------------
conditions as provided in this Article VII, each Person who was or is made a
                               -----------
party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (hereinafter a "Proceeding"), or any appeal in
                                              ----------
such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of which such Person is the legal representative, is or was a Member or Officer shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys' fees) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation (each a "Loss"), unless and to the extent that such Loss shall have been the
         ----
result of gross negligence, fraud or intentional misconduct by such Person, and indemnification under this Article VII shall continue as to a Person who has
                           -----------
ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article VII shall be
                                                         -----------
deemed contract rights, and no amendment, modification or repeal of this Article
                                                                         -------
VII shall have the effect of limiting or denying any such rights
---
with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal.

          7.5  ADVANCE PAYMENT.  The right to indemnification conferred in this
               ---------------
Article VII shall include the right to be paid or reimbursed by the Company the
-----------
reasonable expenses incurred by a Person (other than an officer of the Company or a Subsidiary thereof in respect of claims by the Company or a Subsidiary thereof against such officer in such officer's capacity as such) of the type entitled to be indemnified under Section 7.4 who was, is or is threatened to be,
                                 -----------
made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person's ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he has met the standard of conduct necessary for indemnification under Article VII and a
                                                        -----------
written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VII or otherwise.
                                          -----------

          7.6  INDEMNIFICATION OF EMPLOYEES AND AGENTS.  The Company, at the
               ---------------------------------------
direction of the Managing Member, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses under Sections 7.4
                                                                   ------------
and 7.5.
-------

          7.7  APPEARANCE AS A WITNESS.  Notwithstanding any other provision of
               -----------------------
this Article VII, the Company may pay or reimburse reasonable out-of-pocket
     -----------
expenses incurred by a Officer, employee or agent in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

          7.8  NONEXCLUSIVITY OF RIGHTS.  The right to indemnification and the
               ------------------------
advancement and payment of expenses conferred in this Article VII shall not be
                                                      -----------
exclusive of any other right that a Member, Officer or other Person indemnified pursuant to this Article VII may have or hereafter acquire under any law (common
                 -----------
or statutory) or provision of this Agreement.

          7.9  INSURANCE.  The Company may, but is not obligated to, purchase
               ---------
and maintain insurance, at its expense, to protect itself and any Member, Officer or agent of the Company who is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of a foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VII.
                                                          -----------

          7.10 SAVINGS CLAUSE.  If this Article VII or any portion hereof shall
               --------------           -----------
be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Article VII as to costs, charges and expenses (including
                 -----------
reasonable attorneys' fees), judgments, fines and amounts paid in settlement with respect to any such Proceeding, appeal, inquiry or investigation to the full extent permitted by any applicable portion of this Article VII that
                                                               -----------
shall not have been invalidated and to the fullest extent permitted by applicable law.


                                  ARTICLE VII
                                     TAXES

          8.1  TAX RETURNS.  The Company shall cause to be prepared and filed
               -----------
all necessary federal and state income tax returns for the Company, and shall make any elections the Managing Member may deem appropriate and in the best interests of the Members. Each Member shall furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company's income tax returns to be prepared and filed.

          8.2  TAX MATTERS PARTNER.  The Managing Member shall be the "tax
               -------------------
matters partner" of the Company pursuant to section 6231(a)(7) of the Code (the "Tax Matters Member"). The Tax Matters Member shall take such action as may be
 ------------------
necessary to cause each of the Investor Members and PPC to become a "notice partner" within the meaning of section 6223 of the Code. The Tax Matters Member is authorized to represent the Company before the Internal Revenue Service and any other governmental agency with jurisdiction, and to sign such consents and to enter into settlements and other agreements with such agencies as the Managing Member deems necessary or advisable.


                                  ARTICLE IX
                       BOOKS, REPORTS AND COMPANY FUNDS

          9.1  MAINTENANCE OF BOOKS.  The Company shall keep books and records
               --------------------
of accounts in accordance with U.S. generally accepted accounting principles and shall keep minutes of the proceedings of its Members and each committee. The Fiscal Year shall be the accounting year of the Company for financial reporting purposes.

          9.2  MEMBER TAX INFORMATION.  Within ninety (90) days after the end of
               ----------------------
each Taxable Year, the Managing Member or Officers will cause to be delivered to each Person who was a Member or Economic Owner at any time during such Taxable Year a Form K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member's or Economic Owner's federal, state and local income tax returns, including a statement showing such Member's or Economic Owner's share of income, gain or loss, expense and credits for such Taxable Year for federal income tax purposes. Any deficiency for taxes imposed on any Member or Economic Owner (including penalties, additions to tax or interest imposed with respect to such taxes) shall be paid by such Member or Economic Owner, and if paid by the Company, shall be recoverable from such Member or Economic Owner pursuant to Section 12.10; provided, however, that this
                                     -------------  -----------------
sentence shall not be construed to prevent the operation of Sections 5.5 or
                                                            ---------------
5.2(c).
------

          9.3  COMPANY FUNDS.  The Company may not commingle the Company's funds
               -------------
with the funds of any Member or the funds of any Affiliate of any Member.


                                   ARTICLE X
                          TRANSFERS AND OTHER EVENTS

          10.1 ASSIGNMENT BY MEMBERS. Each Member may sell, assign, transfer,
               ---------------------
exchange, mortgage, pledge, grant a security interest in, or otherwise dispose of or encumber (including by operation of law) all or any part of such Member's Membership Interest (including any Units or other Economic Interest) (each such event, a "Transfer"), provided that no such Transfer will be effective unless
          --------
and until the transferee shall have executed and delivered to the Company an agreement in form and substance satisfactory to the Managing Member to be bound by the provisions of this Agreement applicable to the Membership Interest Transferred, and no such assignment shall relieve the assignor of its obligations hereunder unless such assignee is admitted as a substitute Member pursuant to Section 10.3.
            ------------

          10.2 VOID ASSIGNMENT.  Any Transfer by any Member in contravention of
               ---------------
this Agreement shall be void and ineffectual and shall not bind or be recognized by the Company or any other party. In the event of any Transfer in contravention of this Agreement, the purported transferee shall have no right to any profits, losses or distributions of the Company or any other rights of a Member.

          10.3 SUBSTITUTED MEMBER.
               ------------------

               (a) An assignee of any Units or other interests in the Company (or any portion thereof), in accordance with the provisions of this Article X, shall become a substituted Member entitled to all the rights of a Member with respect to such assigned interest if and only if (i) the assignor gives the assignee such right, (ii) the Managing Member has granted its prior written consent to such assignment and substitution, which consent may be withheld in the sole discretion of the Managing Member; provided, however, that such consent by the Managing Member shall not be required after (i) Treasury Regulations are issued in final form that would authorize the Managing Member to elect alternatively partnership or corporate status for the Company for federal income tax purposes (the "Check The Box Regulations"); (ii) the Managing Member has taken such action, if any, as may be necessary or required by the Check the Box Regulations to maintain the status of the Company as a partnership for federal income tax purposes; and (iii) the assignee has agreed in writing to be bound by the provisions of this Agreement.

               (b) The Company shall be entitled to treat the record owner of any Units or other interest in the Company as the absolute owner thereof and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as a written assignment of such Units or other interest in the Company, which assignment is consented to by the Managing Member (which consent may be withheld in the Managing Member's sole discretion), is permitted pursuant to the terms and conditions of Section 10.1
                                                                  ------------
and this Section 10.3, has been received and accepted by the Managing Member and
         ------------
has been
received and accepted by the Managing Member and has been recorded on the books of the Company.

               (c)  Upon the admission of a substituted Member, Schedule A
                                                                ----------
attached hereto shall be amended to reflect the name, address and Units and other interests in the Company of such substituted Member and to eliminate the name and address of and other information relating to the assigning Member with regard to the assigned Units and other interests in the Company.

          10.4  EFFECT OF ASSIGNMENT.  Following an assignment of an interest
                --------------------
that is permitted under this Article X, the transferee of such interest shall be
                             ---------
treated as having made all of the Capital Contributions in respect of, and received all of the distributions received in respect of, such interest, shall succeed to the Capital Account associated with such interest and shall receive allocations and distributions under Articles V and XI in respect of such
                                    -----------------
interest as if such transferee were a Member.

          10.5  LEGEND.  In the event that certificates representing Membership
                ------
Interests are issued ("Certificated Interests"), such certificates will bear the
                       ----------------------
following legend:

          "THE INTEREST REPRESENTED BY THIS CERTIFICATE WAS ORIGINALLY ISSUED AS OF _______ __, 19__, HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE INTEREST REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN A LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED, GOVERNING THE ISSUER (THE "COMPANY"), BY AND AMONG CERTAIN INVESTORS. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE."

          10.6 TRANSFER FEES AND EXPENSES.  The transferor and transferee of any
               --------------------------
Membership Interest shall be jointly and severally obligated to reimburse the Company for all reasonable expenses (including attorneys' fees and expenses) of any Transfer or proposed Transfer of such interest, whether or not consummated.

          10.7  OTHER LIMITATIONS.  In order to permit the Company to qualify
                -----------------
for the benefit of a "safe harbor" under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer shall be permitted or recognized (within the meaning of Treasury Regulation Section 1.7704-1(d)) by the Company or the Members if and to the extent that such Transfer would cause the Company to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3)).

          10.8  EFFECTIVE DATE.  Any Transfer and any related admission of a
                --------------
Person as a Member in compliance with this Article X shall be deemed effective
                                           ---------
on such date that the transferee or successor in interest complies with the requirements of this Agreement.

          10.9  EFFECT OF INCAPACITY.  Except as otherwise provided herein, the
                --------------------
Incapacity of a Member shall not dissolve or terminate the Company. In the event of such Incapacity, the executor, administrator, guardian, trustee or other personal representative of the Incapacitated Member shall be deemed to be the assignee of such Member's Economic Interest and may, subject to the terms and conditions set forth in Section 10.3, become a substituted Member.
                            ------------


                                  ARTICLE XI
                   DISSOLUTION, LIQUIDATION AND TERMINATION

          11.1 DISSOLUTION.  The Company shall be dissolved and its affairs
               -----------
shall be wound up on the first to occur of the following:

               (a) the expiration of its term pursuant to Section 2.7;
                                                          -----------

               (b) the unanimous vote of the Investor Members;

               (c) resolutions by the Managing Member to dissolve the Company;

               (d) the Incapacity or expulsion of the Managing Member, or the occurrence of any other event under the Act that terminates the continued membership of the Managing Member in the Company, unless a majority in interest of the remaining Members (within the meaning of Revenue Procedure 95-10, as supplemented by Revenue Procedure 94-46, or any successor thereto) agree in writing to continue the Company within 90 days thereafter; and

               (e) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.


Except as provided in Section 11.1(d), the death, retirement, resignation,
                      ---------------
expulsion, incapacity, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company, and the Company shall continue in existence subject to the terms and conditions of this Agreement.

          11.2  LIQUIDATION AND TERMINATION.  On dissolution of the Company, the
                ---------------------------
Managing Member or such other or additional Member or Members as designated by the Managing

Member shall act as liquidator(s). The liquidator(s) shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liqui dation shall be borne as a Company expense. Until final distribution, the liquidator(s) shall continue to operate the Company properties with all of the power and authority of Managing Member and Members, subject to the power of the Managing Member to remove and replace such liquidator(s). The steps to be accomplished by the liquidator(s) are as follows:

               (a) As promptly as possible after dissolution and again after final liquidation, the liquidator(s) shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

               (b) The liquidator(s) shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contin gent liabilities in such amount and for such term as the liquidator may reasonably determine).

               (c) All remaining assets of the Company shall be distributed to the Members in accordance with Section 5.2 hereof by the end of the taxable
                                    -----------
     year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).

The liquidator(s) shall cause only cash, evidences of indebtedness and other securities to be distributed in any liquidation. The distribution of cash and/or property to a Member in accordance with the provisions of this Section
                                                                      -------
11.2 constitutes a complete return to the Member of its Capital Contributions
----
and a complete distribution to the Member of its interest in the Company and all the Company's property and constitutes a compromise to which all Members have consented within the meaning of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

          11.3  CANCELLATION OF CERTIFICATE.  On completion of the distribution
                ---------------------------
of Company assets as provided herein, the Company is terminated, and shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.1 and take such
                                                    -----------
other actions as may be necessary to terminate the Company.


                                  ARTICLE XII
                       GENERAL/MISCELLANEOUS PROVISIONS

          12.1  OFFSET.  Whenever the Company is to pay any sum to any Member,
                ------
any amounts that Member owes to the Company may be deducted from that sum before payment;

                                      -29
provided that the full amount that would otherwise be distributed shall be debited from the Member's Capital Account pursuant to Section 4.1.
                                                      -----------
          12.2  NOTICES.  Except as expressly set forth to the contrary in this
                -------
Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective on receipt by the Person who receives it. All notices, requests and consents to be sent to a Member must be sent to or made at the address (or facsimile number) given for that Member on Schedule A, or such other address (or
                                           ----------
facsimile number) as that Member may specify by notice to the other Members.
Any notice, request or consent to the Company or the Managing Member must be given to the Managing Member or, if appointed, the Secretary of the Company at the Company's chief executive offices. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

          12.3  ENTIRE AGREEMENT.  This Agreement and other written agreements
                ----------------
among the Members of even date herewith constitute the entire agreement among the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

          12.4  EFFECT OF WAIVER OR CONSENT.  A waiver or consent, express or
                ---------------------------
implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder or with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person hereunder or with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default hereunder or with respect to the Company, irre spective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

          12.5  AMENDMENT OR MODIFICATION.  This Agreement and any provision
                -------------------------
hereof may be amended or modified from time to time only by a written instrument adopted by the Managing Member and may be amended only with the written consent of the Managing Member; provided, however, that (a) except as otherwise expressly provided herein, an amendment or modification (subject to Article VI of the Securityholders Agreement, other than amendments or modifications adding new classes of interests or issuing Additional Interests) (x) reducing a Member's Units or other interest in profits or losses or in distributions in a manner which is disproportionately adverse to such Member relative to such obligations of other Members in respect of Membership Interests of the same class or type, (y) increasing a Member's Capital Contribution or (z) increasing any other obligation of a Member to the Company in respect of any Membership Interest in a manner which is disproportionately adverse to such Member relative to such obligations of other Members in respect of Membership Interests of the same class or type, shall in each case be effective only with that Member's consent or (b) an amendment or modification reducing the required interest for any consent or vote in this Agreement shall be effective only with the consent or vote of Members having the interest theretofore required. Notwithstanding the preceding sentence, (i) the Managing Member may amend and modify the provisions of this Agreement (including Article
                                                                        -------
V) and Schedule A hereto to the extent necessary to reflect the issuance of
-      ----------
interests (including new classes of interests, and including the issuance or exercise of Common Unit Equivalents) in the Company, and admission or substitution of any Member, permitted under this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, this Agreement may be amended or modified to the extent necessary to effectuate the issuance of Additional Interests pursuant to Section 3.4 at the direction of the Managing Member.

          12.6  BINDING EFFECT.  Subject to the restrictions on Transfers set
                --------------
forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and permitted assigns.

          12.7  GOVERNING LAW; SEVERABILITY.  THIS AGREEMENT IS GOVERNED BY AND
                ---------------------------
SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

          12.8  FURTHER ASSURANCES.  In connection with this Agreement and the
                ------------------
transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

          12.9  WAIVER OF CERTAIN RIGHTS.  Each Member irrevocably waives any
                ------------------------
right it may have to demand any distributions or withdrawal of property from the Company or to maintain any action for dissolution (except pursuant to Section 18-802 of the Act) of the Company or for partition of the property of the Company.

          12.10  INDEMNIFICATION AND REIMBURSEMENT FOR PAYMENTS ON BEHALF OF A
                 -------------------------------------------------------------
MEMBER.  If the Company is obligated to pay any amount to a governmental agency
------
(or otherwise makes a payment) because of a Member's status or otherwise specifically attributable to a Member (including, without limitation, federal, state or local withholding taxes imposed with respect to any issuance of Units or other interests to an Executive Member or any payments to an Executive Member, federal withholding taxes with respect to foreign Persons, state personal property taxes, state unincorporated business taxes, etc.), then such Member (the "Indemnifying Member") shall
             -------------------

                                      -31
indemnify the Company in full for the entire amount paid (including, without limitation, any interest, penalties and expenses associated with such payments). The amount to be indemnified shall be charged against the Capital Account of the Indemnifying Member, and, at the option of the Managing Member, either:
                                                                ------

          (a) promptly upon notification of an obligation to indemnify the Company, the Indemnifying Member shall make a cash payment to the Company equal to the full amount to be indemnified (and the amount paid shall be added to the Indemnifying Member's Capital Account but shall not be treated as a Capital Contribution), or
                                 --

          (b) the Company shall reduce distributions that would otherwise be made to the Indemnifying Member, until the Company has recovered the amount to be indemnified (provided that the amount of such reduction shall be deemed to have been distributed for all purposes of this Agreement, but such deemed distribution shall not further reduce the Indemnifying Member's Capital Account).

An Indemnifying Member's obligation to make contributions to the Company under this Section 12.10 shall survive the termination, dissolution, liquidation and
     -------------
winding up of the Company and, for purposes of this Section 12.10, the Company
                                                    -------------
shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Indemnifying Member under this
Section 12.10, including instituting a lawsuit to collect such contribution with
-------------
interest calculated at Prime Rate plus five percentage points per annum (but not in excess of the highest rate per annum permitted by law).

          12.11  NOTICE TO MEMBERS OF PROVISIONS.  By executing this Agreement,
                 -------------------------------
each Member acknowledges that it has actual notice of (a) all of the provisions hereof (including, without limitation, the restrictions on the transfer set forth in Article X and the Securityholders Agreement) and (b) all of the
         ---------
provisions of the Certificate.

          12.12  COUNTERPARTS.  This Agreement may be executed in multiple
                 ------------
counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

          12.13  CONSENT TO JURISDICTION.  Each Member irrevocably submits to
                 -----------------------
the non-exclusive jurisdiction of the United States District Court for the Northern District of Illinois and the state courts of the State of Illinois, sitting in Chicago, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Member further agrees that service of any process, summons, notice or document by U.S. certified or registered mail to such Member's respective address set forth above shall be effective service of process in any action, suit or proceeding in Illinois with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each Member irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the Northern District of Illinois or the state courts of the State of Illinois, sitting in Chicago, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

          12.14  HEADINGS.  The headings used in this Agreement are for the
                 --------
purpose of reference only and will not otherwise affect the meaning or interpretation of any provision of this Agreement.

          12.15  REMEDIES.  The Company and the Members shall be entitled to
                 --------
enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including costs of enforcement) and to exercise any and all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Member may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation or threatened violation of the provisions of this Agreement.

          12.16  SEVERABILITY.  Whenever possible, each provision of this
                 ------------
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.


                        *     *     *     *     *     *

          IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.


                                          MANAGING MEMBER:

                                          BRIGHTVIEW COMMUNICATIONS GROUP,
                                          INC., in its capacity as Managing
                                          Member and as a Member

                                          By:  _________________________________
                                               Name:  Daniel H. Blumenthal
                                               Title: Vice President


                                          MEMBERS:

                                          PETERSEN INVESTMENT CORP.

                                          By:  _________________________________
                                               Name:  Daniel H. Blumenthal
                                               Title: Vice President


                                          PETERSEN PUBLISHING COMPANY

                                          By:  _________________________________
                                               Name:  Robert E. Petersen
                                              Title:  Chairman of the Board


                                          CHASE EQUITY ASSOCIATES, L.P.
                                          By:  Chase Capital Partners
                                          Its: General Partner

                                          By:  _________________________________
                                               Name:  Brian J. Richmond
                                               Title: General Partner


                                          BANK AMERICA INVESTMENT CORPORATION

                                          By:  _________________________________
                                               Name:
                                               Title:

                                          CIVC PARTNERS II

                                          By:  _________________________________
                                               Name:
                                               Title: A General Partner


                                          CIBC WG ARGOSY MERCHANT FUND 2, L.L.C.

                                          By:  _________________________________
                                               Name:
                                               Title:


                                          ALLSTATE INSURANCE COMPANY

                                          By:  _________________________________
                                               Name:
                                               Title:

                                          FUI, INC.

                                          By:  _________________________________
                                               Name:
                                               Title:


                                          NORWEST EQUITY CAPITAL, L.L.C.

                                          By:  Itasca NEC, L.L.C.
                                          Its: Managing Member

                                          By:  _________________________________
                                               Name:
                                               Title:



                                          ______________________________________
                                          James D. Dunning, Jr.


                                          ______________________________________
                                          Laurence H. Bloch

                                          ______________________________________
                                          Stuart Karu


                                          ______________________________________
                                          Thomas J. Strauss


                                          ______________________________________
                                          Irwin Bard


                                          ______________________________________
                                          Bernard Shavitz



                                          ______________________________________
                                          D. Claeys Bahrenburg


                                          ______________________________________
                                          Neal Vitale

                                                                      SCHEDULE A

                                                 TOTAL
                                                CAPITAL       MANNER OF     PREFERRED    PREFERRED     COMMON
     MEMBERS             NOTICE ADDRESS      CONTRIBUTION   CONTRIBUTION     CAPITAL       UNITS       UNITS
-----------------    ----------------------  ------------   ------------   -----------  -----------  ----------